Exhibit 3.4

STOCKHOLDERS AGREEMENT

among

ALLY FINANCIAL INC.,

FIM Holdings LLC,

and

UNITED STATES DEPARTMENT OF THE TREASURY

Dated as of [        ], 2014

This STOCKHOLDERS AGREEMENT (this “Agreement”) is entered into as of [        ], 2014 among Ally Financial Inc., a Delaware corporation (the “Company”), FIM Holdings LLC, a Delaware limited liability company (“FIM”), and the United States Department of the Treasury (“Treasury”).

WHEREAS, the Company, FIM and Treasury are parties to that certain Stockholders Agreement dated as of August 19, 2013 (the “2013 Stockholders Agreement”);

WHEREAS, the Company is contemplating an initial Public Offering (as defined below);

WHEREAS, Section 3(q) of the 2013 Stockholders Agreement states that in connection with an initial Public Offering (as defined therein), the 2013 Stockholders Agreement will automatically terminate and be of no further force or effect on the consummation of such initial Public Offering and the parties thereto will endeavor in good faith to enter into appropriate arrangements with respect to the future governance of the Company; and

WHEREAS, the parties wish to enter into this Agreement with respect to certain governance matters of the Company;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Certain Defined Terms. As used in this Agreement, the following terms have the following meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, whether through one or more intermediaries, Controls or is Controlled by or is under common Control with such first Person, excluding any employee benefit plan or related trust.

“Board” means the board of directors of the Company.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Control,” “Controlled” or “Controlling” means, with respect to any Person, any circumstance in which such Person is directly or indirectly controlled by another Person by virtue of the latter Person having the power to (i) elect, or cause the election of (whether by way of voting capital stock, by contract, trust or otherwise), the majority of the members of the Board or a similar governing body of the first Person, or (ii) direct (whether by way of voting capital stock, by contract, trust or otherwise) the affairs and policies of such Person.

“Entity” means any general partnership, limited partnership, corporation, association, cooperative, joint stock company, trust, limited liability company, business or statutory trust, joint venture, unincorporated organization or Governmental Entity.

“Governmental Entity” means the United States of America or any other nation, any state, province or other political subdivision, any international or supra-national entity, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over the Company or any of its subsidiaries or any of the property or other assets of the Company or any of its subsidiaries.

“Person” means any individual or Entity.

“Public Offering” means an underwritten sale to the public of Common Stock pursuant to an effective registration statement filed with the SEC on Form S-1 and after which the Common Stock is listed on the New York Stock Exchange; provided that a Public Offering shall not include any issuance of Common Stock in any merger or other business combination, and shall not include any registration of the issuance of Common Stock to existing securityholders or employees of the Company and its subsidiaries on Form S-4 or Form S-8.

“SEC” means the United States Securities and Exchange Commission.

ARTICLE II

BOARD OF DIRECTORS

(a) Effectiveness. This Agreement shall become effective and binding upon the consummation of the initial Public Offering and shall have no force and effect prior to such date; provided, however, that this Agreement shall be null and void ab initio and of no force or effect if the initial Public Offering shall not have occurred on or prior to April 30, 2014.

(b) Treasury’s Right to Nominate.

At any time at which the Company’s stockholders shall have the right to, or shall, vote for the election of directors of the Company (whether at an annual meeting of the Company’s stockholders, a special meeting of the Company’s stockholders called for the purpose of electing directors of the Company or at any adjournment or postponement thereof), (x) if Treasury holds at least 20.0% of the outstanding Common Stock, then, and in each such event, the Company hereby agrees that Treasury shall have the right to designate two nominees (each, a “Treasury Nominee”), to serve as directors, and (y) if Treasury holds at least 9.9% but less than 20.0% of the outstanding Common Stock, then, and in each such event, the Company hereby agrees that Treasury shall have the right to designate one Treasury Nominee, to serve as a director; provided, that, solely with respect to the 2014 annual meeting of the Company’s stockholders (or an adjournment or postponement thereof), Treasury hereby agrees that it shall select the Treasury Nominee(s) for such meeting from among the members of the Board who are Treasury designated directors as of the date hereof pursuant to the 2013 Stockholders Agreement (“Current Treasury Designees”), unless such members are unable or unwilling to serve (it being understood that so long as there are two or one Current Treasury Designees, as applicable, who are able and willing to serve, then Treasury shall select the Treasury Nominee(s) from such Current Treasury Designees for the 2014 annual meeting (or an adjournment or postponement thereof)).

The Board shall (i) nominate the Treasury Nominee to be elected a member of the Board and (ii) include the Treasury Nominee in any proxy statement and related materials used by the Company in respect of the election to which such nomination pertains.

(c) Cerberus’ Right to Nominate.

At any time at which the Company’s stockholders shall have the right to, or shall, vote for the election of directors of the Company (whether at an annual meeting of the Company’s stockholders, a special meeting of the Company’s stockholders called for the purpose of electing directors of the Company or at any adjournment or postponement thereof), if FIM and its Affiliates hold at least 5.0% of the outstanding Common Stock, then, and in each such event, the Company hereby agrees that FIM shall have the right to designate one nominee (the “Cerberus Nominee”), to serve as a director; provided, however, that the right of FIM to designate a Cerberus Nominee, at any election pursuant to this Section II(c) shall not apply in the event that Stephen A. Feinberg remains a member of the Board.

The Board shall (i) nominate the Cerberus Nominee to be elected a member of the Board and (ii) include the Cerberus Nominee in any proxy statement and related materials used by the Company in respect of the election to which such nomination pertains.

(d) Board Observers. Subject to Section III(f) hereof and applicable law and stock exchange regulations, the parties hereto agree that each of FIM and its Affiliates and Treasury and its Affiliates (other than the Company) shall be entitled to appoint one non-voting observer to the Board. Subject to applicable law and stock exchange regulations, the parties hereto agree that (i) each such non-voting observer shall have the right to attend all meetings of the Board and all committees thereof and (ii) each such non-voting observer shall receive notice of all meetings of the Board and all committees thereof and all written materials and other information (including minutes of meetings) given to directors in connection with such meetings at the same time such materials and information are given to directors; provided that prior to permitting any such non-voting observer access to any such meetings or any such materials or other information, such non-voting observer shall be required to execute a customary confidentiality agreement with respect to the use and treatment of confidential information. Notwithstanding the foregoing, the Company shall be permitted to exclude any such non-voting observer from meetings and from receiving certain information if, based on the advice of counsel, such exclusion is necessary to preserve the attorney-client privilege of the Company, provided that to the extent practicable the Company shall provide such non-voting observer advance written notice of any such exclusion.

ARTICLE III

MISCELLANEOUS

(a) Vacancies. Any vacancy on the Board created by reason of the death, removal or resignation of a director shall be filled by an individual designated by the Person(s) authorized to designate such director for election pursuant to this Agreement.

(b) Authority. Each of the parties hereto represents to the other that (i) it has the corporate or other organizational power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate or organizational action and no such further action is required, (iii) it has duly and validly executed and delivered this Agreement, and (iv) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

(c) No Third Party Beneficiaries. This Agreement shall be for the sole and exclusive benefit of (i) the Company and its successors and permitted assigns, (ii) Treasury and its permitted assigns and (iii) FIM and its permitted assigns. Nothing in this Agreement shall be construed to give any Person any legal or equitable right, remedy or claim under this Agreement.

(d) Treasury. Notwithstanding anything in this Agreement to the contrary, Treasury shall only be bound by this Agreement in its capacity as stockholder and nothing in this Agreement shall be binding on or create any obligation on the part of Treasury in any other capacity or any branch or agency of the United States government or subdivision thereof.

(e) Amendment and Waiver. The provisions of this Agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of each of the parties hereto.

(f) Termination. After the initial Public Offering, this Agreement will automatically terminate and be of no further force or effect immediately upon the earliest to occur of the following events:

(i) when Treasury ceases to hold at least 9.9% of the Common Stock of the Company;

(ii) with respect to FIM, when FIM and its Affiliates collectively cease to own any Common Stock; and

(iii) by written consent of each of the parties hereto.

(g) Entire Agreement. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(h) Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned by any party (whether by operation of law or otherwise), other than an assignment by a party hereto to an Affiliate, without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence and except as otherwise expressly provided herein, this Agreement shall be binding upon and benefit the Company, FIM and Treasury. Except for Affiliates of FIM and Treasury (other than the Company) and assignments permitted pursuant to this Article III(d), no purchaser or recipient of shares of Common Stock from FIM or Treasury shall have any rights under this Agreement.

(i) Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

(j) Remedies; Specific Performance. The parties hereto acknowledge that money damages would not be an adequate remedy at law if any party fails to perform in any material respect any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek to compel specific performance of the obligations of any other party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law. Except as otherwise provided by law, a delay or omission by a party hereto in exercising any right or remedy accruing upon any such breach shall not impair the right or remedy or constitute a waiver of or acquiescence in any such breach. No remedy shall be exclusive of any other remedy. All available remedies shall be cumulative. Each party hereto has entered into this Agreement and the transactions contemplated hereunder on its own volition. Each such party, on behalf of itself, its Affiliates, successors and assigns, if any, hereby specifically renounces, waives and forfeits all rights to seek, bring or maintain any action in any court of law or equity against Treasury arising in connection with this Agreement or the transactions contemplated hereunder, except in its commercial capacity as a party to this Agreement and participant in the transactions contemplated hereunder.

(k) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and shall be given when delivered personally, sent via a nationally recognized overnight courier or sent via facsimile or e-mail (with hard copy sent to the recipient by reputable overnight courier service, with proper postage prepaid) to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

If to the Company, to:

Ally Financial Inc.

200 Renaissance Center

Mail Code 482-B09-B11

Detroit, Michigan 48625

Facsimile:  (313) 656-6124

Attention:  William B. Solomon

Email:        William.B.Solomon@ally.com

With a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Facsimile:  (212) 701-5224

Attention:  Richard J. Sandler

E-mail:      richard.sandler@davispolk.com

If to FIM, to:

c/o Cerberus Capital Management, L.P

299 Park Avenue

New York, NY 10171

Attention:  Lenard Tessler, Seth Plattus, Mark Neporent

Facsimile:  (212) 750-5212

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York NY 10022

Attention:  Alan Waldenberg, David Rosewater

Facsimile:  (212) 593-5955

If to Treasury to:

United States Department of the Treasury

1500 Pennsylvania Avenue, NW

Washington, D.C. 20220

Facsimile: (202) 927-9225

Attention:  Chief Counsel Office of Financial Stability

E-mail:      john.sturc@treasury.gov

                  martin.gorham@treasury.gov

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Facsimile:  (212) 757-3990

Attention:  Neil Goldman John C. Kennedy

E-mail:      ngoldman@paulweiss.com

                  jkennedy@paulweiss.com

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.

(l) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(m) Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with the Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

(n) Governing Law; Jurisdiction; Venue; Service of Process. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be enforced, governed, and construed in all respects (whether in contract or in tort) in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State; provided, that all rights and obligations of Treasury under this Agreement shall be governed by, and construed in accordance with, the federal laws of the United States of America applicable to such rights and obligations. Each of the parties hereto agrees (a) to submit to the exclusive jurisdictions and venue of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable law exclusive jurisdiction of such suit, action or proceeding is vested in the federal courts, then the United States District Court for the District of Delaware, for any and all civil actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, and (b) that notice may be served upon the parties at the addresses and in the manner set forth for notices in Article III(g).

(o) Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

(p) Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first above written.

UNITED STATES DEPARTMENT OF THE TREASURY

By:

Name: Title:

FIM HOLDINGS LLC By: Cerberus FIM Investors, LLC, its Managing Member By: Cerberus FIM, LLC, its Managing Member

By:
Name: Title:

ALLY FINANCIAL INC.

By:
Name: Title: